Ramco-Gershenson Properties TrustDraft-
31500 Northwestern Highway, Suite 300

Farmington Hills, MI 48334 (248) 350-9900 FAX: (248) 350-9925 NYSE: RPT

Contact: PHONE: FAX:	Dennis Gershenson, President & CEO or Richard Smith, CFO (248) 350-9900 (248) 350-9925	FOR IMMEDIATE RELEASE

RAMCO-GERSHENSON ANNOUNCES
THE PENDING RESIGNATION OF JOEL GERSHENSON FROM ITS BOARD OF TRUSTEES

FARMINGTON HILLS, Mich., – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that Joel Gershenson plans to resign from Ramco-Gershenson’s Board of Trustees following the Company’s Annual Shareholder Meeting scheduled for June 14, 2006, in order to pursue other family, business and personal interests. Mr. Joel Gershenson has served as the Chairman of the Board of Trustees since 1996 and he served as the head of the Company’s Asset Management team until May of 2001.

On April 26, 2006, the Board of Trustees accepted Mr. Joel Gershenson’s resignation, recognizing his ten years of contribution to the Board. Based on recommendations by the Nominating and Corporate Governance Committee the Board of Trustees nominated Mr. Dennis Gershenson to serve as Chairman of the Board effective upon the date of Mr. Joel Gershenson’s resignation. In addition, the Board of Trustees nominated Mr. Michael Ward, a former Executive Officer of the Company, for election by the Trust’s shareholders to serve the balance of Mr. Joel Gershenson’s term as a Class I Trustee and elected Mr. Stephen Blank to serve as Lead Trustee for the Board. These changes will be reflected in the Company’s 2006 Annual Proxy statement, which will be distributed to shareholders on or near April 30, 2006.

“On behalf of everyone at Ramco, I’d like to thank Joel for his dedicated service to the Company,” said Dennis Gershenson, President and Chief Executive Officer. “His commitment to the Company as head of asset management was a primary driver of core growth and his wise counsel these last several years has been invaluable. We wish him well in his pursuit of other interests.”

Ramco-Gershenson Properties Trust has a portfolio of 78 shopping centers totaling approximately 17.7 million square feet of gross leasable area, consisting of 77 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company’s filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company’s properties are located, the performance of tenants at the Company’s properties as well as other factors.

For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website at www.rgpt.com

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